Rule 22c-2 Shareholder Information Agreement

Related to Variable Insurance Products

SHAREHOLDER INFORMATION AGREEMENT entered into as of April16, 2007 by and between the Fidelity Distributors Corporation (“Underwriter”) on behalf of the Variable Insurance Products Funds (each, a “Fund”) and Mutual of America Life Insurance Company (“the Company”) with an effective date of October 16, 2007. Prior to the effective date of this Shareholder Information Agreement, the Underwriter and the Company agree that any request made by the Underwriter for shareholder transaction information, and the Company’s response to such request, shall be governed by the practices the Company and the Underwriter have utilized in the absence of a formal agreement, if any, to govern such requests.

WHEREAS, the Company (on behalf of its Separate Accounts No.s 1, 2 and 3 and on behalf of American Separate Accounts No.2 and No. 3) and the Underwriter and each Fund have entered into one or more participation agreements regarding the purchase and redemption of shares of the Fund by the Company on behalf of said separate accounts for the benefit of the holders of interests in variable annuity and variable life insurance contracts issued by the Company and Wilton Reassurance Life Company of New York (formerly known as American Life Insurance Company of New York); and

WHEREAS, the Underwriter has requested that the Company enter into a shareholder information agreement to comply with the provisions of SEC Rule 22c-2 under the Investment Company Act of 1940 and for other purposes, and requires such shareholder information agreement in order to continue to permit the Company to place trades for the benefit of its contract holders;

NOW, THEREFORE, in consideration of their mutual promises, the Company and the Underwriter agree as follows:

1. Agreement to Comply with Policies. Consistent with Section 6, below, Company represents and warrants that it will comply with its policies and procedures designed to prevent excessive trading as approved by the Fund, or to the extent that the Fund withdraws its approval of such Company policies and procedures and this agreement remains in effect, will comply with the Fund’s policies and procedures regarding excessive trading as set forth in the Fund’s prospectus. Company agrees that it will continue to be subject to all requirements of Sections 2 and 3 below for as long as this agreement remains in effect regardless of whether the Fund withdraws its approval of such Company policies and procedures.

2. Agreement to Provide Information. The Company agrees to provide the Fund or its designee, upon written request, the taxpayer identification number (“TIN”), the Individual/International Taxpayer Identification Number (“ITIN”)*, or other government-

*

According to the IRS’ website, the ITIN refers to the Individual Taxpayer Identification number, which is a nine-digit number that always begins with the number 9 and has a 7 or 8 in the fourth digit, example 9XX-7X-XXXX. The IRS issues ITINs to individuals who are required to have a U.S. taxpayer identification number but who do not have, and are not eligible to obtain a Social Security Number (SSN) from the Social Security Administration (SSA). SEC Rule 22c-2 inadvertently refers to the ITIN as the International Taxpayer Identification Number.

issued identifier (“GII”) and the Contract Owner number or participant account number associated with the Contract Owner, if known, of any or all Contract Owner(s) of the account, and the amount, date and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Company during the period covered by the request. Unless otherwise specifically requested by the Fund or its designee the Company shall only be required to provide information relating to Contract Owner-Initiated Transfer Purchases or Contract Owner-Initiated Transfer Redemptions. Upon further written request by the Fund or its designee, the Company agrees to provide the name or other identifier of any investment professionals (if known) associated with any Contract Owner(s) account which has been identified by the Fund as having violated policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund, it being understood and agreed that the provision of such names is in no way intended by Company to imply or indicate that such investment professionals are engaged in any form of impropriety

2.1 Period Covered by Request. Requests must set forth a specific period, not to exceed 90 days from the date of the request, for which transaction information is sought. The Fund may request transaction information older than 90 days from the date of the request as it deems necessary to investigate the Company’s compliance with its policies and procedures designed to prevent excessive trading, or to the extent that the Fund withdraws its approval of such Company policies and procedures and this agreement remains in effect, compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

2.2 Form and Timing of Response. (a) The Company agrees to transmit the requested information that is on its books and records to the Fund or its designee promptly, but in any event not later than 10 business days (or 15 days if a request is particularly broad or burdensome), after receipt of a request. If requested by the Fund or its designee, the Company agrees to use best efforts to determine promptly whether any specific person about whom it has provided the identification and transaction information specified in Section 2 is itself a financial intermediary (“indirect intermediary”) and, upon further request of the Fund or its designee, promptly either (i) provide (or arrange to have provided) the information set forth in Section 1 for those Contract Owners who hold an account with an indirect intermediary or (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. The Company additionally agrees to inform the Fund whether it plans to take the action described in clauses (i) or (ii) of this Section 2.2(a).

(b) Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the Fund or its designee and the Company; and

(c) To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format or another mutually acceptable format.

2.3 Limitations on Use of Information. The Underwriter agrees to treat all information provided in accordance with a request made hereunder in a confidential manner, to protect it from unauthorized access and use and not to use the information received pursuant to this Agreement for any purpose other than as necessary to comply with the provisions of Rule 22c-2 or to fulfill other regulatory or legal requirements subject to the privacy provisions of Title V of the Gramm-Leach-Bliley Act (Public Law 106-102) and comparable state laws unless otherwise agreed to by the Company. Without intending to restrict, waive or limit any rights and remedies available at law or in equity, including for example, indemnification, on the part of the party furnishing information, if a party to this Agreement becomes aware of any misuse or disclosure to an unauthorized third party of any non-public personal financial information of a consumer provided or received by Underwriter in response to a request for information pursuant to the terms of this Agreement and determines that there is a reasonable likelihood of harm resulting from such disclosure, such party promptly shall, at its expense: (i) notify the other party; (ii) investigate the circumstances relating to such actual or suspected unauthorized access, use or disclosure; (iii) take commercially reasonable steps to mitigate the effects of such unauthorized access, use or disclosure and to prevent any reoccurrence; (iv) provide to the other such information regarding such unauthorized access, use or disclosure as is reasonably required for the other party to evaluate the likely consequences and any regulatory or legal requirements arising out of such unauthorized access, use or disclosure; and (v) cooperate with the other party to further comply with all relevant laws, rules and regulations.

3. Agreement to Restrict Trading. If the Fund should determine that action in addition to the Company approved policy is needed in order to address excessive trading in the Fund, the Company agrees to execute written instructions from the Fund or it’s designee to, restrict or prohibit further purchases or exchanges of Shares by a Contract Owner that has been identified by the Fund as having engaged in transactions of the Fund’s Shares (directly or indirectly through the Company’s account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund. Unless otherwise directed by the Fund or its designee, any such restrictions or prohibitions shall only apply to Contract Owner-Initiated Transfer Purchases or Contract Owner-Initiated Transfer Redemptions that are effected directly or indirectly through the Company.

3.1 Form of Instructions. Instructions must include the TIN, ITIN, or Gil and the specific individual Contract Owner number or participant account number associated with the Contract Owner, if known, and the specific restriction(s) to be executed, including how long the restriction(s) is(are) to remain in place. If the TIN, ITIN, Gil or the specific individual Contract Owner number or participant account number associated with the Contract Owner is not known, the instructions must include an equivalent identifying number of the Contract Owner(s) or account(s) or other agreed upon information to which the instruction relates. Upon request of the Company, Underwriter agrees to provide to the Company, along with any written instructions to prohibit further purchases or exchanges of Shares by Contract Owner, (i) information regarding those trades of the contract holder that violated the Fund’s policies; and (ii) reasonable assistance in communicating to/with any Shareholder whose trading has been restricted pursuant to this Section regarding the trade restrictions and/or prohibitions implemented hereunder. Intermediary will share such information with the affected Shareholder and such activity shall not be a breach of this Agreement.

3.2 Timing of Response. The Company agrees to execute instructions as soon as reasonably practicable, but not later than five business days after receipt of the instructions by the Company.

3.3 Confirmation by Company. The Company must provide written confirmation to the Underwriter that instructions have been executed. The Company agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

4. Construction of the Agreement; Fund Participation Agreements. The parties have entered into one or more Fund Participation Agreements between or among them for the purchase and redemption of shares of the Funds by the Accounts in connection with the Contracts. This Agreement supplements those Fund Participation Agreements. To the extent the terms of this Agreement conflict with the terms of a Fund Participation Agreement, the terms of this Agreement shall control.

5.	Termination. This Agreement will terminate (a) upon the termination of the Fund Participation Agreements, or (b) at the option of the Company if the Fund withdraws its approval of the Company’s policies and procedures designed to prevent excessive trading, or (c) at the option of the Company if the Fund has not withdrawn its approval of the Company’s policies and procedures designed to prevent excessive trading and the Company receives a written instruction from the Fund, outside the parameters of the Company’s said policies and procedures, that the Company determines it cannot implement, recognizing in the event this Agreement is terminated, thereafter the Company could not purchase or exchange securities issued by the Fund, in nominee name on behalf of other persons. The Company acknowledges that such restrictions would extend not only to Contract Owner Initiated Purchases, but also to all other purchases or exchanges of securities issued by the Fund, in nominee name on behalf of other persons.

6.	Separate Account Policies. The Company has submitted its own excessive trading policy for review by Fidelity. The Company will be permitted to apply its own frequent trading policy as disclosed in its current prospectus, if such policy is approved by Fidelity. If the Company does not have a Fidelity-approved policy (or presents a risk of excessive trading as determined by Fidelity), Fidelity may at its sole discretion request transactional data as frequently as daily and may apply the Fund’s excessive trading policy to underlying shareholder transactions. If the Company has a Fidelity-approved policy, Fidelity will not typically and routinely request or receive individual account data from the Company, but Fidelity reserves the right to request and receive such data as it deems necessary to ensure the Company’s compliance with its policy. As of the date of execution of this agreement, Fidelity has approved the Company’s current policy subject to certain conditions and reserves the right to withdraw such approval at any time for any reason at the sole discretion of Fidelity.

7. Definitions. As used in this Agreement, the following terms shall have the following meanings, unless a different meaning is clearly required by the contexts:

The term “Company” shall mean (i) any broker, dealer, bank, or other entity that holds securities of record issued by the Fund in nominee name; (ii) in the case of a participant directed employee benefit plan that owns securities issued by the Fund (1) a retirement plan administrator under ERISA or (2) any entity that maintains the plan’s participant records; and (iii) an insurance company separate account.

The term “Fund” includes the Fund’s principal underwriter, transfer agent or other designated affiliates. The term does not include any “excepted funds” as defined in SEC Rule 22c-2(b) under the Investment Company Act of 1940.1

The term “Shares” means the interests of Contract Owners corresponding to the redeemable securities of record issued by the Fund under the Investment Company Act of 1940 that are held by the Company.

The term “Contract Owner” means the holder of interests in a variable annuity or variable life insurance contract issued by the Company (“Contract”), or a participant in an employee benefit plan with a beneficial interest in a contract.

The term “Contract Owner-Initiated Transfer Purchase” means a transaction that is initiated or directed by a Contract Owner that results in a transfer of assets within a Contract to a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollment such as transfer of assets within a Contract to a Fund as a result of “dollar cost averaging” programs, insurance company approved asset allocation programs, or automatic rebalancing programs; (ii) pursuant to a Contract death benefit; (iii) one-time step-up in Contract value pursuant to a Contract death benefit; (iv) pursuant to allocation of assets to a Fund through a Contract as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or planned premium payments to the Contract; or (v) pre -arranged transfers at the conclusion of a required free look period.

The term “Contract Owner-Initiated Transfer Redemption” means a transaction that is initiated or directed by a Contract Owner that results in a transfer of assets within a Contract out of a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollments such as transfers of assets within a Contract out of a Fund as a result of annuity payouts, loans,

[1]	As defined in SEC Rule 22c-2(b), term “excepted fund” means any: (I) money market fund; (2) fund that issues securities that are listed on a national exchange; and (3) fund that affirmatively permits short-term trading of its securities, if its prospectus clearly and prominently discloses that the fund permits short-term trading of its securities and that such trading may result in additional costs for the fund.

systematic withdrawal programs, insurance company approved asset allocation programs and automatic rebalancing programs; (ii) as a result of any deduction of charges or fees under a Contract; (iii) within a Contract out of a Fund as a result of scheduled withdrawals or surrenders from a Contract; or (iv) as a result of payment of a death benefit from a Contract.

The term “written” includes electronic writings and facsimile transmissions.

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed as of the date first above written.

MUTUAL OF AMERICA LIFE INSURANCE COMPANY

By:
Name:	John R. Greed
Its:	Senior Executive Vice President and Treasurer

FIDELITY DISTRIBUTORS CORPORATION
On behalf of the Fund

By:
Name:	Bill Loehning
Title:	Executive Vice President
Date:	4/30/07

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